SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 31, 2004
Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

Item 7.01  Regulation FD Disclosure

Proposed Settlement with National Energy & Gas Transmission, Inc.; Revised 2005 Earnings Guidance

The following information, including the press release attached to this report, is being furnished, not filed, pursuant to Item 7.01 of Form 8-K.

In light of a proposed settlement of a dispute with its subsidiary, National Energy & Gas Transmission, Inc. (NEGT), as described below, PG&E Corporation anticipates using $350 million of cash (that it has treated as restricted while the dispute with NEGT is pending) for share repurchases in 2005, in addition to $1.2 billion that PG&E Corporation has previously estimated would be available for common stock dividends and repurchases in 2005 (assuming that $1.8 billion of proceeds from the issuance of energy recovery bonds are available in 2005).  PG&E Corporation expects that its 2005 earnings from operations will range from $2.15 to $2.25 per share, increased from the previously disclosed estimates of $2.10 to $2.20, reflecting the impact of the additional $350 million of share repurchases expected to be made in 2005.

The press release attached to this report as an exhibit reconciles 2005 estimated earnings per share from operations with estimated consolidated earnings per share in accordance with generally accepted accounting principles.  PG&E Corporation presents guidance on an “earnings from operations” basis in order to provide investors with a measure that reflects the underlying financial performance of the business and offers investors a basis on which to compare performance from one period to another, exclusive of items that, in management’s judgment, are not reflective of the normal course of operations.

PG&E Corporation also outlined in its press release the expected uses of PG&E Corporation’s $1.2 billion in cash it held as of June 30, 2004.

Item 8.01 Other Events

A.  Settlement with National Energy & Gas Transmission, Inc.

On August 27, 2004, PG&E Corporation and NEGT, various NEGT subsidiaries, and the official committee of unsecured creditors (OCC) in NEGT’s bankruptcy case pending before the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division (Bankruptcy Court), among others, agreed to settle pending litigation regarding certain tax-related issues.  As previously reported, NEGT’s bankruptcy estate, the OCC, and the creditor committee appointed to represent the interests of NEGT’s senior note holders (Noteholders’ Committee) filed a complaint in the Bankruptcy Court against PG&E Corporation and two officers of PG&E Corporation who previously served on NEGT’s Board of Directors, asserting, among other claims, that NEGT is entitled to be compensated under an alleged implied tax sharing agreement between PG&E Corporation and NEGT for any tax savings achieved by PG&E Corporation as a result of the incorporation of the losses and deductions related to NEGT or its subsidiaries in PG&E Corporation’s consolidated federal income tax return.  NEGT and its two creditors’ committees sought at least $414 million in damages (including $361.5 million obtained by incorporating 2002 losses and other deductions of NEGT and its subsidiaries and an additional $53 million obtained as a result of incorporating tax credits generated by certain NEGT subsidiaries in PG&E Corporation’s 2002 consolidated federal income tax returns), interest, costs of suit, attorneys’ fees, and punitive damages.  As previously reported, until the dispute is resolved, PG&E Corporation is accounting for $361.5 million as restricted cash.  In April 2004, as requested by PG&E Corporation, (1) the Bankruptcy Court dismissed approximately half of the claims asserted in the complaint, and (2) the litigation was transferred to the U.S. District Court for the District of Maryland (District Court), where a trial is scheduled to begin in March 2005.

The parties, excluding the Noteholders’ Committee, have agreed to settle on the following principal terms:

  PG&E Corporation has agreed to pay $30 million to NEGT.

  PG&E Corporation will waive its intercompany claims, aggregating a face amount of approximately $400 million, against certain of NEGT’s subsidiaries.   Following NEGT’s Chapter 11 filing, PG&E Corporation accounted for NEGT as discontinued operations which required PG&E Corporation to report these intercompany amounts as part of its investment in NEGT.  Accordingly, the waiver of these intercompany claims will not affect PG&E Corporation’s net negative investment in NEGT of $1.2 billion at June 30, 2004.

  There will be a mutual general release of substantially all claims between (1) PG&E Corporation, its subsidiaries (other than NEGT and its subsidiaries), and the officers named as defendants, and (2) NEGT, its wholly owned or controlled subsidiaries, and the OCC (except that the release of claims between PG&E Corporation and USGen New England, Inc. will extend only to tax-related claims).  After the settlement is effective, PG&E Corporation will no longer account for $361.5 million as restricted cash.

In addition, PG&E Corporation and NEGT have agreed to enter into a separate agreement under which they have agreed to take certain actions and cooperate with each otherwith respect to certain tax matters, including future tax returns and audits.

The settlement is subject to the final approval of the District Court and the Bankruptcy Court.  A joint hearing before both courts has been set for September 22, 2004.  If the order of the District Court or the Bankruptcy Court approving the settlement is appealed such that either order does not become final by October 29, 2004, the settlement agreement would terminate unless the parties mutually agree to waive such termination.

Although PG&E Corporation no longer consolidates NEGT’s financial results in its consolidated financial statements, PG&E Corporation is required to incorporate NEGT’s income or losses into PG&E Corporation’s consolidated federal income tax return as long as it owns more than 80 percent of the equity of NEGT.  On the effective date of NEGT’s plan of reorganization PG&E Corporation’s equity interest in NEGT will be cancelled.  Based on preliminary information recently provided by NEGT, PG&E Corporation anticipates paying approximately $100 million of consolidated tax obligations in 2004 attributable to NEGT’s estimated taxable net income through the effective date of NEGT’s plan of reorganization.  (PG&E Corporation’s consolidated federal income tax return for 2003 incorporated losses attributable to NEGT or its subsidiaries generating $140 million of tax benefits that are reflected in PG&E Corporation’s cash balance at June 30, 2004.)

As previously reported, upon the effective date of NEGT’s confirmed plan of reorganization, PG&E Corporation’s equity interest in NEGT will be canceled and PG&E Corporation will reverse its net negative investment in NEGT, and also will reverse certain deferred tax assets and accumulated other comprehensive income related to NEGT. The resulting net gain will be offset by the $30 million payment to be made pursuant to the settlement agreement and the impact of any estimated tax liabilities, including the $100 million 2004 tax obligation discussed above.  As a result, PG&E Corporation will recognize a material one-time non-cash net gain to earnings from discontinued operations.

B.  Gas Transmission and Storage 2005 Rate Case

On August 27, 2004, Pacific Gas and Electric Company (Utility) and all other active parties in the Utility’s gas transmission and storage 2005 rate case, including The Utility Reform Network (TURN) and the California Public Utilities Commission (CPUC) Office of Ratepayer Advocates (ORA), filed a joint motion with the CPUC seeking approval of a proposed comprehensive settlement agreement, termed the “Gas Accord III Settlement.”  If approved by the CPUC, the proposed settlement will, among other things, set the Utility’s gas transmission and storage rates and market structure for a three-year term, commencing January 1, 2005.  The proposed settlement agreement would maintain the current Gas Accord market structure and service options.

The proposed settlement agreement provides a gas transmission and storage revenue requirement of approximately $428.5 million for 2005 and a two percent per year increase for the following two years.  For the year 2006, the revenue requirement would be approximately $436.6 million, and for the year 2007, the revenue requirement would be approximately $444.9 million.  The proposed settlement agreement also provides that the Utility should file its next gas transmission and storage rate case application no later than February 9, 2007, for rates to be in effect by January 1, 2008.

Comments and reply comments on the joint motion are due in September.  A final decision is expected before the end of the year.  PG&E Corporation and the Utility are unable to predict the ultimate outcome of this proceeding.

C.  Notice of Partial Redemption of Floating Rate First Mortgage Bonds due 2006

On August 30, 2004, the Utility notified the trustee of the Utility’s $1.6 billion aggregate principal amount of Floating Rate First Mortgage Bonds due 2006 that the Utility will redeem bonds in the aggregate principal amount of $500 million on October 3, 2004.  The bonds to be redeemed will be selected from all Floating Rate First Mortgage Bonds due 2006 in accordance with the procedures of The Depository Trust Company.

This report, including the attached press release, contain forward-looking statements regarding estimated earnings for 2005, anticipated cash flows in 2005, and management’s projected uses of cash in 2005 including the anticipated payment of dividends and targeted stock repurchases.  These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management but are necessarily subject to various risks and uncertainties.  Actual results could differ materially from those contemplated by the forward-looking statements.  Some of the factors that could cause future results to differ materially include:

  The timing and resolution of the petitions for review that were filed in the California Court of Appeal seeking review of (i) the CPUC's December 18, 2003 decision approving the settlement agreement entered into among the CPUC, PG&E Corporation and the Utility to resolve the Utility’s Chapter 11 case (Settlement Agreement), and (ii) the CPUC's March 16, 2004 denial of applications for rehearing of the December 18, 2003 decision;

  The timing and resolution of the pending appeals of the bankruptcy court's order confirming the Utility’s plan of reorganization under Chapter 11,

  Whether the conditions to securitizing the $2.21 billion after-tax regulatory asset established under the Settlement Agreement are met, and if so, the timing and amount of the securitization,

  Whether the CPUC approves the Utility's long-term electricity resource plan and adopts the Utility's related ratemaking proposals, whether the assumptions and forecasts underlying the long-term resource plan prove to be accurate, and the terms and conditions of the long-term resource commitments the Utility enters into in connection with its long-term resource plan;

  Unanticipated changes in operating expenses or capital expenditures affecting the Utility’s ability to earn its authorized rate of return;

  The level and volatility of wholesale electricity and natural gas prices and supplies, the Utility's ability to manage and respond to the levels and volatility successfully, and the extent to which the Utility is able to timely recover increased costs related to such volatility;

  The extent to which the Utility's residual net open position (i.e., that portion of the Utility's electricity customers' demand not satisfied by electricity that the Utility generates or has under contract, or by electricity provided under the California Department of Water Resources electricity contracts allocated to the Utility's customers) increases or decreases;

  The operation of the Utility's Diablo Canyon nuclear power plant which exposes the Utility to potentially significant environmental and capital expenditure outlays and, to the extent the Utility is unable to increase its spent fuel storage capacity by 2007 or find an alternative depository, the risk that the Utility may be required to close the Diablo Canyon power plant and purchase electricity from more expensive sources;

  The impact of current and future ratemaking actions of the CPUC, including the risk of material differences between forecasted costs used to determine rates and actual costs incurred;

  The extent to which the CPUC or the Federal Energy Regulatory Commission delays or denies recovery of the Utility's costs from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasons resulting in write-offs of regulatory balancing accounts;

  How the CPUC administers the capital structure, stand-alone dividend and first priority conditions of the CPUC's decisions permitting the establishment of holding companies for California investor-owned electric utilities;

  The impact of future legislative or regulatory actions or policies;

  Increased competition;

  The outcome of pending litigation; and

  Other factors discussed in PG&E Corporation's and the Utility’s SEC reports.

Item 9.01 – Financial Statements and Exhibits

Exhibit No. 99*    Press Release dated August 31, 2004

*    As this exhibit relates to the information furnished under Item 7.01, it is deemed furnished, rather than filed, in accordance with General Instruction B.2. to Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	LINDA Y.H. CHENG
Linda Y. H. Cheng Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	DINYAR B. MISTRY
Dinyar B. Mistry Vice President and Controller
Dated: August 31, 2004

EXHIBIT INDEX

Exhibit No. 99*    Press Release dated August 31, 2004

*As this exhibit relates to the information furnished under Item 7.01, it is deemed furnished, rather than filed, in accordance with General Instruction B.2. to Form 8-K.